EXHIBIT 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)

                                                                      Fiscal Year Ended
-----------------------------------------------------------------------------------------------------------------------
                                              May 26,         May 27,        May 28,         May 30,       May 31,
                                                2002           2001            2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------
Consolidated Earnings from Operations
   before Income Taxes (1).................   $   363,309     $ 301,218     $    273,907     $  215,875     $  153,672
Plus Fixed Charges:
   Gross Interest Expense..................        41,493        35,196           24,999         21,015         21,527
   40% of Restaurant and Equipment
       Minimum Rent Expense................        20,600        19,352           18,834         18,914         17,042
                                              -----------     ---------     ------------     ----------     ----------
             Total Fixed Charges...........   $    62,093     $  54,548     $     43,833     $   39,929     $   38,569
Less Capitalized Interest..................        (3,653)       (3,671)          (1,910)          (593)        (1,018)
                                              -----------     ---------     ------------     ----------     ----------
Consolidated Earnings from Operations
   before Income Taxes Available to
   Cover Fixed Charges.....................   $   421,749     $ 352,095     $    315,830     $  255,211     $  191,223
                                              ===========     =========     ============     ==========     ==========

Ratio of Consolidated Earnings to Fixed
   Charges (1).............................          6.79          6.45             7.21           6.39           4.96
                                              ===========     =========     =============    ==========     ==========


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


     (1) The computation of the Company's ratio of consolidated earnings to fixed charges, before restructuring and asset impairment net credit, is as follows:


                                                                      Fiscal Year Ended
----------------------------------------------------------------------------------------------------------------------
                                              May 26,         May 27,        May 28,         May 30,       May 31,
                                                2002           2001            2000           1999          1998
----------------------------------------------------------------------------------------------------------------------

Consolidated Earnings from Operations,
   before Restructuring and Asset
   Impairment Net Credit and Income
   Taxes ..................................  $   360,741     $   301,218    $   267,976     $   207,414    $   153,672
                                             ===========     ===========    ===========     ===========    ===========

Ratio of Consolidated Earnings, before
   Restructuring and Asset Impairment Net
   Credit, to Fixed Charges..................
                                                    6.75            6.45           7.07            6.18           4.96
                                             ===========     ===========    ===========     ===========    ===========


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